Exhibit 99.1

Surface Oncology Announces First Patient Dosed in Clinical Trial of Immuno-Oncology Candidate SRF617

CAMBRIDGE, Mass., — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that it has initiated a Phase 1/1b clinical trial of its antibody candidate SRF617, which targets the immunosuppressive protein CD39.

“Our comprehensive preclinical data indicate SRF617 is a potent inhibitor of CD39, which may play an important role in tumor growth and spread via the immunosuppressive ‘adenosine axis,’” said Robert Ross, M.D., chief medical officer of Surface Oncology. “This study is designed to provide rapid evaluation of SRF617 via multiple arms, including as a monotherapy and in combination with both chemotherapy and other immuno-oncology agents. We believe CD39 presents an important opportunity to develop next-generation treatments for cancer, and we look forward to evaluating our hypotheses in the clinic.”

The Phase 1/1b dose escalation study will initially enroll patients with advanced solid tumors, then focus on three combination arms, either with gemcitabine and abraxane, with anti-PD-1, or with AB928, an A2A/A2B small molecule inhibitor (in clinical collaboration with Arcus Biosciences (NYSE: RCUS)). Further planned cohorts will focus on several tumors of high unmet need, including pancreatic cancer, gastric cancer and tumors that have demonstrated resistance to anti-PD-1 therapy. A biopsy expansion cohort has been designed to provide data on changes in tumor tissue CD39 enzymatic activity related to SRF617 treatment. Surface expects to provide an initial clinical update from the dose escalation portion of the study by the end of 2020.

About SRF617

SRF617 is a fully human antibody designed to inhibit the enzymatic activity of CD39, allowing for a dual mechanism of action to promote anti-tumor immunity via reduction of immunosuppressive adenosine in addition to increasing levels of immunostimulatory ATP. In preclinical studies, SRF617 has exhibited strong affinity for and inhibition of CD39, the ability to reduce adenosine and increase ATP levels, and anti-tumor activity both as a single agent and in combination with multiple therapeutic agents.

About Surface Oncology

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned lead programs targeting CD39 (SRF617) and IL-27 (SRF388); a clinical-stage collaboration with Novartis targeting CD73 (NZV930); and two preclinical programs, each focused primarily on activating natural killer or depleting regulatory T cells. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would”, or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF813 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF813, will not be successfully developed or commercialized, and the risks related to Surface Oncology’s dependence on third parties in connection with its manufacturing, clinical trials and preclinical studies. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2019, which is available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Pete Rahmer

prahmer@enduranceadvisors.com

415-515-9763

Media

Tom Donovan

tom@tenbridgecommunications.com

857-559-3397